Exhibit 10.11

The Joint Corp.

Executive Short-Term Incentive Plan (STIP)

Plan Overview

The Joint Corp. (“the Company”) Executive Short-Term Incentive Plan (“Executive STIP”) is an annual bonus plan. The STIP pool earned for each year will be determined based upon the achievement of the Company’s budgeted EBITDA for that year.

Eligibility: The CEO and CFO of the Company are eligible to participate in the Executive STIP. Participants must be actively employed by the Company on the date of payout in order to receive an award under the Executive STIP. The following are the eligible percentages of base salary:

CEO	50%
CFO	40%

Proration: For those participants whose employment with the Company starts during mid-year, their participation in the plan shall be prorated based on the number of days employed during that calendar year divided by 365 days.

Award: 100% of each individual Executive STIP award is a function of achieving the budgeted EBITDA (defined below). The percentage of achievement of that metric will be the same as the percentage of funding (between zero and 100%) of the maximum bonus pool.

STIP awards are expected to be paid following approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and completion of the Company’s annual audit. Executive STIP awards will be paid in cash by no later than March 15th of the following year.

EBITDA Bonus Accelerator: If total EBITDA achieved exceeds the budgeted EBITDA for the year after 100% funding of the STIP Pool discussed above, the Company will fund an additional 25% into the bonus pool (up to a maximum of 150% of the participants’ target STIP) to be allocated to participants on a pro-rata basis based on their respective eligibility. The STIP Pool plus this additional 25% Bonus Accelerator will represent the Adjusted STIP Pool to be awarded.

Plan Description

Budgeted EBITDA: In connection with the annual budgeting process, the Company will establish an annual budget with corresponding EBITDA that must be approved by the Board of Directors of the Company.

EBITDA Definition: The Company shall prepare a budget on a consistent basis from year to year and apply a consistent definition of EBITDA.